Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:


                                               Three Months Ended         Nine Months Ended
                                               ------------------         -----------------
                                              Sept. 30,   Sept. 30,     Sept. 30,   Sept. 30,
                                                2007        2006          2007        2006
                                                ----        ----          ----        ----
                                                          (Dollars in thousands)
Earnings before fixed charges:
       Income before income taxes             $75,323     $69,011       $162,871    $123,029

       Interest and other debt expense         17,282      17,920         50,290      43,369

       Interest portion of rental expense         387         382          1,173       1,086
                                              -------     -------       --------    --------

       Earnings before fixed charges          $92,992     $87,313       $214,334    $167,484
                                              =======     =======       ========    ========

Fixed charges:

       Interest and other debt expense        $17,282     $17,920        $50,290    $ 43,369

       Interest portion of rental expense         387         382          1,173       1,086

       Capitalized interest                       683         437          1,878       1,213
                                              -------     -------       --------    --------

       Total fixed charges                    $18,352     $18,739       $ 53,341    $ 45,668
                                              =======     =======       ========    ========

Ratio of earnings to fixed charges               5.07        4.66           4.02        3.67

